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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               ARCH WIRELESS, INC.

                             Pursuant to Section 242
                        of the General Corporation Law of
                              the State of Delaware

                          ----------------------------

      Arch Wireless, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      At a meeting of the Board of Directors of the Corporation on May 5, 2003 a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and directing that it be submitted to and considered by the stockholders of the Corporation for approval. The stockholders of the Corporation duly approved said proposed amendment at the Annual Meeting of Stockholders held on June 12, 2003 in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

      RESOLVED:   That the Board of Directors deems it advisable and in the best interests of the Corporation and its stockholders that, in accordance with Section 242 of the General Corporation Law of the State of Delaware, the Corporation's Restated Certificate of Incorporation be amended to add a new ARTICLE THIRTEENTH thereto, as set forth on Exhibit A attached hereto.


                  [Remainder of Page Intentionally Left Blank]
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      IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by its Vice President and Treasurer this 13th day of June, 2003.

                                        ARCH WIRELESS, INC.


                                        By:    /S/   GERALD J. CIMMINO
                                            --------------------------
                                        Name:     Gerald J. Cimmino
                                        Title:    Vice President and Treasurer


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                                                                       EXHIBIT A

         NEW ARTICLE THIRTEENTH OF RESTATED CERTIFICATE OF INCORPORATION

THIRTEENTH:

      Without the approval of a majority of the total voting power of all votes cast on the proposal at a meeting duly held at which a quorum is present, or the written consent of a majority of the outstanding shares of Class A Common Stock and Common Stock (acting together as a single class), the Corporation shall not issue any shares of Class A Common Stock or Common Stock (collectively, "Corporation Stock"), or securities exchangeable or exercisable for or convertible into Corporation Stock, in the circumstances set forth in Sections 1 and 2 of this Article THIRTEENTH.

      1. In connection with the acquisition of the stock or assets of another company if:

                  (A) the Corporation Stock (or securities exchangeable or exercisable for or convertible into Corporation Stock) to be issued pursuant to such acquisition have or will have upon issuance voting power equal to or in excess of 15% of the voting power of the Corporation Stock outstanding on the date that a definitive agreement providing for such acquisition or issuance is entered into by the Corporation; or

                  (B) the number of shares of Corporation Stock to be issued pursuant to such acquisition is or will be upon issuance equal to or in excess of 15% of the number of shares of Corporation Stock outstanding on the date that a definitive agreement providing for such acquisition or issuance is entered into by the Corporation; or

      2. In connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by the Corporation of Corporation Stock (or securities exchangeable or exercisable for or convertible into Corporation Stock) at a price less than the greater of book value (as determined at the most recently completed fiscal quarter in accordance with generally accepted accounting principles) ("Book Value") or Fair Market Value (as defined below) of such securities which, together with any sales by officers, directors or Substantial Shareholders (as defined below) as part of or in connection with the same transaction, equals 15% or more of the Corporation Stock, or 15% or more of the voting power of the Corporation Stock, outstanding on the date that a definitive agreement providing for such transaction is entered into by the Corporation.

      For purposes of this Article THIRTEENTH:

      (1) Only shares actually issued and outstanding (excluding treasury shares or shares held by a subsidiary) are to be used in making any calculation provided for in this Article THIRTEENTH. Unissued shares reserved for issuance upon conversion of Corporation Stock or upon exercise of options or warrants will not be regarded as outstanding.
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      (2)   "Fair Market Value" shall mean, with respect to any security on any specified date, the value thereof (i) if such security is listed or admitted to trading on any stock exchange, calculated on the basis of the closing market price for such security on the date prior to making such calculation, or (ii) if such security is not listed or admitted to trading on any stock exchange but is traded in the over-the-counter market, calculated based upon the average of the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers, Inc. on the date prior to making such calculation or, if none, on the last preceding day prior to making such calculation for which such quotations exist, or (iii) if such security is neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, as determined in good faith by the Board of Directors.

      (3) "Substantial Shareholder" shall mean any beneficial owner of 5% or more of the outstanding Corporation Stock that has made a filing with the Securities and Exchange Commission disclosing such beneficial ownership and that has not subsequently made another filing with the Securities and Exchange Commission, or informed the Corporation in writing, to the effect that its beneficial ownership level is less than 5% of the outstanding Corporation Stock.

      Notwithstanding any other provision hereof, no approval shall be required under this Article THIRTEENTH for any mandatory conversion of Class A Common Stock into Common Stock pursuant to Section 2.E of Article FOURTH.


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